EXHIBIT 10.48

SUMMARY OF PRINCIPAL TERMS OF CONSULTING SERVICES ARRANGEMENTS

The following summarizes the terms pursuant to which certain consulting services (“Services”) may be provided from time to time by Jeffrey A. Hearn (“Consultant”) to Resolute Forest Products Inc. or any of its subsidiaries and affiliates (“Resolute”) as reviewed with the board of directors of Resolute Forest Products Inc. on February 27-28, 2017.

Any Services provided by Consultant pursuant to the terms discussed in this summary will be provided as an independent contractor. Consultant, who is also a director of Resolute, will not be deemed for any purpose to be acting as a director, officer, employee or agent of Resolute. The provision by the Consultant of the Services is separate from, and shall in no way affect, the relationship of the Consultant in his capacity as a director of RFPI, including any obligations and rights of the Consultant, in his capacity as a director of RFPI, and RFPI under any applicable agreements or constituting documents.

Scope of Services:
Consulting services in connection with performance improvement initiatives at certain production sites to be designated by Resolute from time to time. Services may be provided with the assistance of Resolute’s Operation Excellence group.

Compensation:	- When traveling and working at a company location: daily rate of US$1,900 per day (half a day rate of $950) - Other consulting work: hourly rate of US$175
Expenses:
- Resolute to pay for or reimburse the disbursements and other expenses incurred by Consultant in the performance of the Services in accordance with Resolute’s Business Travel, Entertainment & Gifts Policy and any other applicable company policies.
- Resolute to supply a company credit card.

Indemnification:
Resolute will agree to indemnify and hold harmless Consultant, to the full extent lawful, from and against, and at Resolute’s option will assume the Consultant’s defense in connection with, all Claims brought by or against or suffered by Consultant arising out of, as a result of or in connection with the Services provided under this Agreement except for Claims resulting solely from the gross negligence or willful misconduct of the Consultant.

Note: The above indemnity will not apply to services performed by Jeffrey A. Hearn as a member of the Resolute Forest Products Inc. board of directors or otherwise within the meaning of the Indemnification Agreement, dated December 6, 2012, between the Consultant and Resolute Forest Products Inc. (“RFPI”).